Exhibit 99.1

Hour Loop Reports Full Year 2024 Results

Profitability Continues Despite Challenges for the Overall Economy

Provides Full Year 2025 Revenue and Net Income Guidance

Redmond, WA, March 27, 2025 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the year ended December 31, 2024.

Financial Highlights for 2024:

●	Net revenues increased 4.6% to $138.3 million, compared to $132.1 million in 2023;
●	Net income totaled $0.66 million, compared to net loss of $2.43 million in 2023; and
●	Cash provided by operating activities was $0.3 million, compared with cash used in operating activities $2.1 million for the year ended December 31, 2024 and 2023, respectively.

Management Commentary

“We are pleased to report our full year 2024 results, in which we continued to deliver good revenue growth, despite challenges for the overall economy and congested inbound logistics in the 4th quarter,” said Sam Lai, CEO and interim CFO of Hour Loop. “The revenue growth rate for 2024 was 4.6%, compared with 2023.”

“Our gross margin and operating margin were both improved, compared with the year-ago period, because of efforts made for inventory quality and efficiency enhancement, operation efficiency improvement, as well as expenses management. Overall, we believe we’ve built a solid foundation to continue generating satisfactory growth while maintaining profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see good demand for our products so far in 2025. We are confident in our ability to continue delivering value to our vendors, customers, and shareholders.”

Full Year 2024 Financial Results

Net revenues in 2024 were $138.3 million, compared to $132.1 million in 2023. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite the overall e-commerce traffic slowdown, intense competition and congested inbound logistics in the 4th quarter.

Gross profit percentage increased 1.8% to 52.1%, compared to 50.3% of net revenues in 2023. The increase was a function of improved product costs, enhanced inventory quality and efficiency, and efforts made on margin increase.

Operating expenses as a percentage of net revenues in 2024 decreased by 1%, to 51.6%, compared to 52.6% of net revenues in 2023. The decrease reflected better management of normal and long-term storage fees despite a significant increase in inbound placement fees.

Net income in 2024 was $0.66 million, or $0.02 per diluted share, compared to net loss of $2.43 million, or $0.07 per diluted share, in 2023. The increase was driven by reduced costs as a result of the reasons mentioned above and efforts made for expenses management.

As of December 31, 2024, the Company had $2.1 million in cash and cash equivalents, compared to $2.5 million as of December 31, 2023. This decrease was mainly due to loan repayment.

Inventories as of December 31, 2024, were $14.6 million, similar to $14.3 million as of December 31, 2023.

Full Year 2025 Financial Outlook

For the full year 2025, Hour Loop is providing guidance for net revenue to be in the range of $145 million to $160 million, representing about 5% to 15% year-over-year growth. The Company expects 2025 net income to be in the range of $0.5 million to $2 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share and per share data)

As of December 31, 2024 and 2023

	December 31, 2024	December 31, 2023

ASSETS
Current assets
Cash	$2,119,581	$2,484,153
Accounts receivable, net	1,650,547	747,650
Inventory, net	14,640,632	14,276,555
Prepaid expenses and other current assets	327,894	504,973
Total current assets	18,738,654	18,013,331

Property and equipment, net	56,797	148,788
Deferred tax assets	1,060,104	1,304,215
Operating lease right-of-use lease assets	111,409	83,946
Total non-current assets	1,228,310	1,536,949
TOTAL ASSETS	$19,966,964	$19,550,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,176,305	$3,812,954
Credit cards payable	3,389,880	4,404,445
Short-term loan	610,967	652,422
Operating lease liabilities-current	114,540	82,269
Accrued expenses and other current liabilities	2,322,535	1,972,512
Due to related parties	4,192,995	-
Total current liabilities	14,807,222	10,924,602

Non-current liabilities
Operating lease liabilities-non-current	-	2,363
Due to related parties	-	4,170,418
Total non-current liabilities	-	4,172,781
Total liabilities	14,807,222	15,097,383
Commitments and contingencies	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of December 31, 2024 and 2023	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,143,460 and 35,082,464 shares issued and outstanding as of December 31, 2024 and 2023, respectively	3,514	3,508
Additional paid-in capital	5,802,686	5,727,650
Accumulated deficit	(595,175)	(1,252,622)
Accumulated other comprehensive loss	(51,283)	(25,639)
Total stockholders’ equity	5,159,742	4,452,897

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,966,964	$19,550,280

The accompanying notes are an integral part of these consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In U.S. Dollars, except for share and per share data)

For the Years Ended December 31, 2024 and 2023

	2024	2023

Revenues, net	$138,252,861	$132,124,202
Cost of revenues	(66,242,153)	(65,606,947)
Gross profit	72,010,708	66,517,255

Operating expenses
Selling and marketing	61,808,979	61,135,227
General and administrative	9,470,789	8,385,451
Total operating expenses	71,279,768	69,520,678

Income (loss) from operations	730,940	(3,003,423)

Other (expenses) income
Other expense	(12,695)	(9,542)
Interest expense	(249,587)	(248,779)
Other income	490,903	101,290
Total other expenses, net	228,621	(157,031)

Income (loss) before income taxes	959,561	(3,160,454)
Income tax (expense) benefit	(302,114)	730,760

Net income (loss)	657,447	(2,429,694)

Other comprehensive loss
Foreign currency translation adjustments	(25,644)	(2,597)

Total comprehensive income (loss)	$631,803	(2,432,291)

Basic and diluted income (loss) per common share	$0.02	(0.07)
Weighted-average number of common shares outstanding	35,119,761	35,066,592

The accompanying notes are an integral part of these consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Years Ended December 31, 2024 and 2023

	2024	2023

Cash flows from operating activities
Net income (loss)	$657,447	$(2,429,694)
Reconciliation of net income (loss) to net cash used in operating activities:
Depreciation expenses	119,064	138,001
Amortization of operating lease right-of-use lease assets	211,348	387,446
Deferred tax assets	244,111	(754,895)
Stock-based compensation	75,042	52,332
Inventory allowance	560,293	675,886
Unrealized Foreign Exchange Gain	(87,520)	-
Changes in operating assets and liabilities:
Accounts receivable	(902,897)	(395,271)
Inventory	(924,370)	3,849,088
Prepaid expenses and other current assets	177,079	236,270
Accounts payable	363,351	(2,838,767)
Credit cards payable	(1,014,565)	(827,087)
Accrued expenses and other current liabilities	1,043,600	229,540
Operating lease liabilities	(208,843)	(386,224)
Net cash provided by (used in) operating activities	313,140	(2,063,375)

Cash flows from investing activities:
Purchases of property and equipment	(35,996)	(14,823)
Net cash used in investing activities	(35,996)	(14,823)

Cash flows from financing activities:
Payments to related parties	(671,000)	-
Net cash used in financing activities	(671,000)	-

Effect of changes in foreign currency exchange rates	29,284	(238)

Net change in cash	(364,572)	(2,078,436)

Cash at beginning of year	2,484,153	4,562,589

Cash at end of year	$2,119,581	$2,484,153

Supplemental disclosures of cash flow information:
Cash paid for interest	$249,296	$406,103
Cash paid for income tax	$211,911	$1,696
Noncash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$248,716	$27,249

The accompanying notes are an integral part of these consolidated financial statements.